Exhibit 99.1

Span-America Reports Results for Third Quarter of Fiscal 2009

GREENVILLE, S.C.--(BUSINESS WIRE)--July 22, 2009--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported net sales of $14.3 million and net income of $1.14 million, or $0.41 per diluted share, for the third quarter ended June 27, 2009. For the first nine months of fiscal 2009, Span-America reported net sales of $41.1 million and net income of $3.1 million, or $1.10 per diluted share.

“Span-America’s sales were down 4% from the third quarter of last year due primarily to the expiration in May 2008 of a supply contract for private label therapeutic support surfaces that made up $1.5 million of our medical sales during the third quarter of last year,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “We are pleased that our income from continuing operations in the third quarter was about even with last year’s third quarter as we continued to focus on reducing costs and improving manufacturing efficiencies.

“Sales in the custom products segment were up 27% in the third quarter to $5.2 million on the strength of our consumer sales to Sam’s Club that began shipping in April 2009. The growth in consumer sales almost offset the decline in medical sales during the quarter. Medical sales decreased 15% to $9.1 million in the third quarter this year compared with $10.8 million in last year’s third quarter. Of the $1.7 million decline in medical sales during the quarter, $1.3 million (or 81% of the decline) was related to the expired private label supply contract. Although we still see a lack of strength in several of our markets, we expect to finish fiscal year 2009 with solid sales and earnings performance in our fourth fiscal quarter,” said Mr. Ferguson.

Third Quarter Results

Sales for the third quarter of fiscal 2009 declined by 4% to $14.3 million compared with $14.9 million in the third quarter of last year. The decline in third quarter sales was due primarily to lower sales in the medical segment. Medical sales were $9.1 million in the third quarter of fiscal 2009, down 15% compared with $10.8 million in the third quarter last year.

The majority of the decline in medical segment sales was related to the terminated supply contract that reduced sales of private label support surfaces to $202,000 in the third quarter this year from $1.5 million in the third quarter last year. Excluding the effect of the expired contract, total medical sales would have declined only 3% to $8.9 million compared with $9.3 million in the third quarter last year. Most of the remaining decline in medical sales occurred in our lines of Geo-Mattress® therapeutic support surfaces that were negatively affected by a slowdown in capital purchases in the medical market.

“Span-America’s medical sales have proven to be somewhat recession resistant; however, we experienced a slight reduction in average order size as medical customers have been more cautious about spending this year,” continued Mr. Ferguson. “As a result, we have found it more difficult to secure large corporate orders that we landed in the past. We continue to invest in research and development projects that we expect will strengthen our medical product lines, yet we expect the soft economy to remain an impediment to building sales over the near term.

“Sales of our newest product offering, the Risk Manager™ bedside safety mat, rose to $300,000 in the third quarter and are on track to be one of our fastest growing new products to reach $1 million in sales. In addition, sales of our PressureGuard® powered therapeutic support surfaces were up 4% compared with last year due to excellent customer demand,” noted Mr. Ferguson.

Other medical sales were mixed in the third quarter. Medical overlay sales were down 16%, patient positioner sales declined 12%, Selan skin care sales grew by 1% and sales of seating products were up by 2%.

Sales in the custom products segment rose 27% to $5.2 million in the third quarter of 2009 compared with $4.1 million in the same quarter last year. The sales growth was due to the strong performance of the consumer product lines that increased 46% in the third quarter to $4.4 million compared with $3.0 million in the third quarter last year. Most of that increase came from our new business with Sam’s Club, which we began shipping in April this year.

Within the custom products segment, the increase in consumer sales was offset somewhat by lower sales of industrial products that were down 28% to $745,000 compared with $1.0 million in the third quarter of last year. Industrial sales have been the most sensitive to the downturn in the economy, especially among the company’s industrial customers in the automotive, water sports and packaging markets.

Gross profit increased by 1% to $5.0 million in the third quarter this year compared with $4.96 million in the third quarter last year. The gross margin also increased to 34.9% in the third quarter this year compared with 33.4% last year. The gross profit and gross margin performance in the third quarter benefited from declines in labor and manufacturing overhead costs as we continue to achieve efficiency improvements from implementing lean manufacturing concepts. Raw material costs increased slightly as a percent of sales in the third quarter due primarily to the shift in sales mix.

Operating income declined 1% to $1.75 million from $1.77 million in the year-ago quarter because of higher research and development costs ($105,300), offset partially by a decline in administrative expenses ($25,900) compared with the third quarter of last year. The increase in R&D expenses was related to prototype and testing costs for several new product development projects in the medical segment.

Income from continuing operations was flat at $1.16 million, or $0.41 per diluted share, in the third quarter this year and last year.

Net income for the third quarter, which includes the discontinued safety catheter segment, declined 2% to $1.14 million, or $0.41 per diluted share, compared with $1.16 million, or $0.41 per diluted share, in the third quarter of 2008. The 2009 expenses for the discontinued safety catheter segment were primarily for maintenance costs for the related intellectual property.

Year-to-Date Results

For the first nine months of fiscal 2009, net sales declined 7% to $41.1 million compared with $44.3 million in the same period last year, primarily due to lower sales of private label medical products related to the expired sales contract discussed above.

Medical sales decreased 11% to $28.3 million for the first nine months of fiscal 2009 compared with $31.8 million in the first nine months of fiscal 2008. The decline in medical sales was due to the expiration of the private label sales contract, which represented $2.0 million in sales for the year to date this year compared with $5.8 million in the same period last year. Excluding the effect of the expired contract, medical sales for the first nine months of fiscal 2009 would have increased by 1% to $26.3 million compared with $26.0 million in the same period last year.

Sales in the custom products segment increased 3% to $12.8 million in the first nine months of fiscal 2009 compared with $12.5 million for the same period last year. The increase was due to higher consumer sales that rose 10% to $10.6 million and benefited from the new business with Sam’s Club, partially offset by a 21% decline in industrial products sales to $2.2 million compared with $2.8 million in the same period last year.

Net income for the first nine months of fiscal 2009 declined 14% to $3.1 million, or $1.10 per diluted share, compared with $3.6 million, or $1.25 per diluted share, for the year-earlier period. The decline in earnings through the first nine months of fiscal 2009 was caused mainly by the decrease in medical sales volume during the period.

Outlook for Fiscal 2009

“Our long-term outlook for Span-America remains positive based on the company’s strong medical product lines and our ability to leverage our manufacturing capabilities through expanded sales of custom products,” stated Mr. Ferguson. “We expect to finish fiscal 2009 with solid sales and earnings performance in our fourth fiscal quarter. We believe medical sales will remain steady as spending caution among our customers is balanced with several potential growth opportunities in the quarter. Our consumer sales should continue to benefit from the Sam’s Club business in the near term, but industrial sales will likely be down compared with the fourth quarter of last year.

“Span-America’s financial position continues to be strong, despite the soft economy. We remain focused on investing in research and development to spur new product introductions, creating enhancements to existing products and improving our manufacturing efficiencies. We believe we are in an excellent position to create additional value for our shareholders as the economy improves,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) expected declines in future sales of private label products to Hill-Rom, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	June 27,	June 28,		June 27,	June 28,
	2009	2008	% Chg	2009	2008	% Chg

Net sales	$14,327,206	$14,851,973	-4%	$41,095,924	$44,286,500	-7%
Cost of goods sold	9,323,297	9,896,585	-6%	26,627,606	29,139,894	-9%
Gross profit	5,003,909	4,955,388	1%	14,468,318	15,146,606	-4%
	34.9%	33.4%		35.2%	34.2%

Selling and marketing expenses	2,248,356	2,255,590	0%	6,597,184	6,608,993	0%
Research and development expenses	253,490	148,208	71%	607,672	503,491	21%
General and administrative expenses	754,177	780,095	-3%	2,571,445	2,490,481	3%
	3,256,023	3,183,893	2%	9,776,301	9,602,965	2%

Operating income	1,747,886	1,771,495	-1%	4,692,017	5,543,641	-15%
	12.2%	11.9%		11.4%	12.5%

Non-operating income (expense):
Investment income and other	3,939	4,598	-14%	7,621	49,123	-84%
Interest (expense)	-	(16,318)	-100%	(4,174)	(96,724)	-96%
Net non-operating income (expense)	3,939	(11,720)	134%	3,447	(47,601)	107%

Income from continuing operations before income taxes	1,751,825	1,759,775	0%	4,695,464	5,496,040	-15%
Income taxes on continuing operations	596,000	598,000	0%	1,596,000	1,868,000	-15%
Income from continuing operations	1,155,825	1,161,775	-1%	3,099,464	3,628,040	-15%
	8.1%	7.8%		7.5%	8.2%

(Loss) from discontinued operations, net of income taxes	(19,157)	(3,737)	-413%	(20,622)	(47,703)	57%

Net income	$1,136,668	$1,158,038	-2%	$3,078,842	$3,580,337	-14%

Income from continuing operations per common share:
Basic	$0.42	$0.42	1%	$1.13	$1.31	-13%
Diluted	0.41	0.41	1%	1.11	1.26	-12%

(Loss) from discontinued operations per common share:
Basic	$(0.01)	$(0.00)	-421%	$(0.01)	$(0.02)	56%
Diluted	(0.01)	(0.00)	-423%	(0.01)	(0.02)	56%

Net income per common share:
Basic	$0.42	$0.42	0%	$1.13	$1.29	-13%
Diluted	0.41	0.41	0%	1.10	1.25	-12%

Dividends per common share	$0.09	$0.09	0%	$0.27	$0.25	8%

Weighted average shares outstanding:
Basic	2,727,860	2,774,655	-2%	2,734,463	2,774,963	-1%
Diluted	2,802,385	2,857,568	-2%	2,802,648	2,874,061	-2%

Supplemental data:
Depreciation expense included in continuing operations	$194,130	$183,630	6%	$565,656	$488,443	16%
Amortization expense included in continuing operations	20,581	18,581	11%	62,701	53,977	16%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	June 27,	Sept. 27,
	2009	2008
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,748,818	$833,714
Securities available for sale	501,241	-
Accounts receivable, net of allowances	6,885,859	7,771,366
Inventories	4,129,785	3,990,999
Deferred income taxes	683,000	683,000
Prepaid expenses	245,026	51,964
Total current assets	14,193,729	13,331,043

Property and equipment, net	6,284,356	6,569,091
Goodwill	1,924,131	1,924,131
Other assets	2,380,204	2,288,589
	$24,782,420	$24,112,854

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,660,727	$2,528,934
Accrued and sundry liabilities	3,048,206	2,753,771
Total current liabilities	4,708,933	5,282,705

Long-term debt	-	700,000
Deferred income taxes	45,000	45,000
Deferred compensation	719,695	752,684
Total long-term liabilities	764,695	1,497,684

Total liabilities	5,473,628	6,780,389

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,722,322 (June 27, 2009) and 2,759,077 (Sept. 27, 2008)	912,575	1,308,847
Additional paid-in capital	595,278	563,304
Retained earnings	17,800,939	15,460,314
Total shareholders' equity	19,308,792	17,332,465

	$24,782,420	$24,112,854

Note: The Balance Sheet at September 27, 2008 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer